Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004, 2010 and 2014 Stock Plans of Pacific DataVision, Inc. of our report dated August 7, 2014, except as to Note 2(e), which is as of November 20, 2014, relating to our audits of the financial statements of Pacific DataVision, Inc. as of and for the years ended March 31, 2014 and 2013 included in its Registration Statement (Form S-1) and related Prospectus filed with the Securities and Exchange Commission.

/s/ PKF O’Connor Davies

a division of O’Connor Davies, LLP

January 26, 2015

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